Exhibit 97.1

Sterling Bancorp, Inc.

Clawback Policy

Sterling Bancorp, Inc. / Sterling Bank and Trust, FSB

Policy Outline

Introduction	3
Administration	3
Covered Persons	3
Recoupment	3
Accounting Restatement	3
Intentional Misconduct	3
Detrimental Conduct	3
Amount and Method of Recovery	4
No Indemnification	5
Interpretation	5
Effective Date	5
Governing Law; Amendment; Termination.	5
Other Recoupment Rights; No Additional Payments.	5
Impracticability	5
Successors	6
Disclosure of Policy	6
Appendix A – Definitions	7
Accounting Restatement	7
Administrator	7
Cause	7
Covered Person	7
Covered Period	7
Detrimental conduct	8
Erroneously Awarded Compensation	8
Financial Reporting Measure	8
Incentive-Based Compensation	8
Intentional Misconduct	8

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Sterling Bancorp, Inc. / Sterling Bank and Trust, FSB

Introduction

The Board of Directors (the “Board”) of Sterling Bancorp, Inc., a Michigan corporation (together with its direct and indirect subsidiaries, the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability, reinforces the Company’s pay-for-performance compensation philosophy and deters wrongdoing. The Board has therefore adopted this Clawback Policy (this “Policy”) which provides for the recoupment of certain compensation in the event of (i) an accounting restatement resulting from material noncompliance with financial reporting requirements under the Federal securities laws, or (ii) other detrimental conduct that has caused or is likely to cause material financial, operational or reputational harm to the Company.

Administration

This Policy shall be administered by the Compensation Committee of the Board (the “Compensation Committee”), or, in the absence of the Compensation Committee, the Board acting solely through its independent directors (each when acting in such administrative capacity, the “Administrator”). Any determinations made by the Administrator shall be final and binding on all affected individuals.

Covered Persons

This Policy applies to any Covered Person, notwithstanding any terms of a plan, policy or agreement under which the Incentive-Based Compensation was granted to such Covered Person or the terms of any employment agreement to which such Covered Person is a party. This Policy shall be incorporated into the terms of any future employment agreement, incentive plan, incentive award, commission agreement or similar compensatory agreement with any Covered Person, notwithstanding any terms thereof to the contrary.

Recoupment

Accounting Restatement

In the event the Company is required to prepare an Accounting Restatement, the Administrator shall require reimbursement or forfeiture of any Erroneously Awarded Compensation deemed to have been received by any Covered Person during the Covered Period. For the avoidance of doubt, this Policy shall apply even if the Covered Person did not engage in any misconduct and even if the Covered Person had no responsibility for the financial statement errors, miscalculations, omissions or other reasons requiring an Accounting Restatement. Notwithstanding the foregoing, recoupment shall not be required to the extent the Administrator determines recoupment to be impracticable in accordance with Impracticability Section hereof.

Intentional Misconduct

In the event that the Administrator determines, in its sole discretion, that a Covered Person’s acts or omissions that contributed to the circumstances requiring an Accounting Restatement involved either:

(i)	Intentional Misconduct,
(ii)

An intentional violation of any Company written policy applicable to the Covered Person including, without limitation, the Company’s Code of Business Conduct and Ethics (the “Code”) or any applicable legal or regulatory requirements in the course of the Covered Person’s employment by the Company; or

(iii)

Fraud in the course of the Covered Person’s employment with the Company, then the Administrator may require reimbursement or forfeiture of up to 100% of such Covered Person’s Incentive-Based Compensation deemed to have been received during the Covered Period, plus additional reimbursement amounts, as further described in Amount and Method of Recovery Section below.

Detrimental Conduct

In the event that a Covered Person engages in Detrimental Conduct that, in the sole discretion of the Administrator, is likely to cause or has caused material financial, operational, or reputational harm to the Company, the Administrator may

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require reimbursement or forfeiture of up to 100% of such Covered Person’s Incentive-Based Compensation received by the Covered Person from and after the date on which such Detrimental Conduct occurred.

Amount and Method of Recovery

The Administrator in its sole discretion shall determine the amount of Erroneously Awarded Compensation or Incentive-Based Compensation, as applicable, to be recovered from a Covered Person. Furthermore, to the extent that the Administrator determines that the Accounting Restatement is due in any material respect to (i) Intentional Misconduct, (ii) Detrimental Conduct, or (iii) any intentional violation of any Company written policy applicable to the Covered Person including, without limitation, the Code, or any applicable legal or regulatory requirements in the course of the Covered Person’s employment by the Company, the Administrator may require reimbursement of any costs incurred by the Company in connection with such Accounting Restatement (including, without limitation, any legal, audit and accounting fees incurred in investigating and preparing such Accounting Restatement), any fees incurred in responding or defending any claims relating in whole or in part to the Accounting Restatement or the facts or circumstances relating thereto, and any amounts paid in settlement of or on account of any judgment relating to any such claims, in addition to up to 100% of the Covered Person’s Incentive-Based Compensation during the Covered Period. For Incentive-Based Compensation based in whole or in part on stock price or measures of shareholder return, Incentive-Based Compensation and Erroneously Awarded Compensation will be calculated in such a manner as the Administrator deems appropriate in its sole discretion under the circumstances. The amount of Erroneously Awarded Compensation shall be based on a reasonable estimate of the effect of the Accounting Restatement on the Company’s stock price or total shareholder return upon which the Incentive-Based Compensation was received, and the Company shall maintain documentation of such reasonable estimate for the provision of such documentation to NASDAQ.

In the event of recoupment due to Detrimental Conduct of the Covered Person, the Administrator may require reimbursement and recoupment of an amount of Incentive-Based Compensation up to and based upon the Covered Person’s relative degree of fault or involvement, the impact of the conduct on the Company, the magnitude of any loss caused and other relevant facts and circumstances.

If Incentive-Based Compensation in the form of an equity award is recoverable pursuant to this Policy, the Company will be entitled to: (A) if the equity award is still outstanding, cause the Covered Person to forfeit the award; (B) if the equity award has been exercised or settled into shares (the “Underlying Shares”) and the Covered Person still holds the Underlying Shares, recover the Underlying Shares (less any exercise price, if any, paid in cash for the Underlying Shares); and (C) if the Underlying Shares have been sold by the Covered Person, recover the after-tax portion of the proceeds received by the Covered Person from the sale of the Underlying Shares (less any exercise price, if any, paid in cash for the Underlying Shares).

In addition, the Administrator may determine, in its sole discretion, any additional method for recouping Incentive-Based Compensation hereunder to the extent not prohibited by law, which may include, without limitation: (A) requiring reimbursement of cash Incentive-Based Compensation previously paid; (B) offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Person; or (C) taking any other remedial and recovery action permitted by law, as determined by the Administrator.

To the extent the Securities and Exchange Commission (“SEC”) seeks reimbursement of compensation on behalf of the Company pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), any amount reduced, forfeited, or reimbursed to the Company by any Covered Person on account of such action shall offset any amount owed to the Company pursuant to this Policy.

For the avoidance of doubt, in no event shall the Company be required to award any Covered Person an additional payment if the restated or accurate financial results would have resulted in a higher incentive compensation payment.

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No Indemnification

Notwithstanding any provisions of the Company’s certificate of incorporation or bylaws or any provisions of applicable law, the Company shall not indemnify any Covered Person, and the Employee hereby waives any right to indemnification or advancement of expenses, with respect to (i) the loss of any incorrectly awarded Incentive-Based Compensation or any Incentive-Based Compensation that is recouped pursuant to the terms of this Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Policy.

Interpretation

This Policy shall be construed and interpreted in a manner consistent with (i) the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); (ii) any other applicable banking rules and regulations; and (iii) any other applicable rules and regulations promulgated by the SEC or adopted by the NASDAQ pursuant to Section 10D of the Securities Exchange Act of 1934, as amended (collectively, the “Applicable Rules”), and shall otherwise be interpreted (including in the determination of amounts recoverable hereunder) in the business judgment of the Board. To the extent the Applicable Rules require recovery of incentive-based compensation, nothing in this Policy shall be deemed to limit or restrict the right or obligation of the Company to recover such incentive-based compensation to the fullest extent required by the Applicable Rules. For the avoidance of doubt, this Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer. Nothing in this Policy shall be deemed to limit the Company’s right to terminate employment of any Covered Person, to seek recovery of other compensation paid to a Covered Person, or to pursue other remedies at law or in equity.

Effective Date

This Policy shall be effective as of October 2, 2023 (the “Effective Date”) and shall apply to any and all Incentive-Based Compensation that is approved, awarded, granted or to Covered Persons on or after that date and any Incentive-Based Compensation that is outstanding or received as of the Effective Date.

Governing Law; Amendment; Termination.

The law of the State of Michigan (without regard to its conflict of law provisions) shall govern the interpretation and validity of the provisions of this Policy. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary, including as and when it determines that it is legally required to do so by the Applicable Rules. The Company will provide notice of any amendment to this Policy to all relevant parties. The Board may terminate this Policy at any time.

Other Recoupment Rights; No Additional Payments.

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Person to agree to abide by the terms of this Policy. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Impracticability

The Administrator shall have the sole discretion to consider all the facts and circumstances in determining whether to recover any Incentive-Based Compensation in accordance with this Policy. In determining whether to require reimbursement or forfeiture, and if so, the amount of such reimbursement or forfeiture, the Administrator may take into account such considerations as it deems appropriate, including, without limitation:

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A.	The likelihood of success in seeking reimbursement or forfeiture under governing law relative to the effort involved;
B.	Whether the assertion of a reimbursement or forfeiture claim may prejudice the interests of the Company in any related proceeding or investigation, or otherwise;
C.	Whether the expense of seeking reimbursement or forfeiture is likely to exceed the amount sought or likely to be recovered;
D.	The passage of time since the occurrence of any acts or omissions giving rise, directly or indirectly, to the Accounting Restatement or Detrimental Conduct;
E.

Any pending or threatened legal proceeding relating to any acts or omissions giving rise, directly or indirectly, to the Accounting Restatement or Detrimental Conduct, and any actual or anticipated resolution (including any settlement) relating thereto;

F.	Any violation of law; and
G.	Such other factors as it may deem appropriate under the circumstances.

Notwithstanding the foregoing, the Company shall recover Erroneously Awarded Compensation in accordance with Section 4 of this Policy, unless the Administrator has determined that recovery would be impracticable solely based on any of the following conditions and subject to the procedural and disclosure requirements related thereto:

A.

The direct expenses paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, though before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such Erroneously Awarded Compensation and prepare documentation of such reasonable attempt(s) to recover for provision to NASDAQ;

B.

Recovery would violate home country law where that law was adopted prior to November 28, 2022, though before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to NASDAQ, that recovery would result in such a violation, and must provide such opinion to NASDAQ; and

C.

Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. § 401(a)(13) or 26 U.S.C. § 411(a) and regulations thereunder.

Successors

This Policy shall be binding and enforceable against all Covered Persons and their beneficiaries, heirs, executors, administrators or other legal representatives.

Disclosure of Policy

A copy of this Policy and any amendments thereto shall be posted to the Company’s website and filed as an exhibit to the Company’s annual report on Form 10-K.

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Sterling Bancorp, Inc. / Sterling Bank and Trust, FSB

Appendix A – Definitions

As used in this Policy, the following definitions shall apply:

Accounting Restatement

“Accounting Restatement” means an accounting restatement of the Company’s financial statements due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. For the avoidance of doubt, in no event will a restatement of the Company’s financial statements that is not due in whole or in part to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws be considered an Accounting Restatement under this Policy. For example, a restatement due exclusively to a retrospective application of any one or more of the following will not be considered an Accounting Restatement under this Policy:

A.	A change in accounting principles;
B.	Revision to reportable segment information due to a change in the structure of the Company’s internal organization;
C.	Reclassification due to a discontinued operation;
D.	Application of a change in reporting entity, such as from a reorganization of entities under common control;
E.	Adjustment to provision amounts in connection with a prior business combination; and
F.	Revision for stock splits.

Administrator

“Administrator” means the Compensation Committee, or, in the absence of the Compensation Committee, the Board acting solely through its independent directors, each when acting in such administrative capacity.

Cause

“Cause” shall, as of any applicable date of determination, have the meaning ascribed to such term in the agreement and/or plan governing the most recent equity (or other long-term incentive) award granted to the applicable Covered Person.

Covered Person

“Covered Person” means the Company’s principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company, and any other employee of the Company who receives Incentive-Based Compensation. Executive officers of the Company’s parent(s) or subsidiaries are deemed Covered Persons if they perform such policy making functions for the Company. For the avoidance of doubt, Covered Persons shall, at a minimum, include those current or former officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Covered Period

“Covered Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company

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is required to prepare an Accounting Restatement” is the earlier to occur of (a) the date the Board or the Audit Committee concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (b) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case regardless of if or when the restated financial statements are filed.

Detrimental conduct

“Detrimental Conduct” means:

(i)	Intentional Misconduct;
(ii)	Commission of an act of fraud, misappropriation or embezzlement in the course of employment;
(iii)

Commission of a criminal act, whether or not in the course of employment or in the workplace, that constitutes a felony (or substantial equivalent thereof in a non-U.S. jurisdiction) or other serious crime involving moral turpitude, dishonesty, or fraud;

(iv)	A material breach of the Code that could give rise to dismissal under the Code; or
(v)	Any act or omission that resulted in such Covered Person’s termination for Cause.

Erroneously Awarded Compensation

“Erroneously Awarded Compensation” means the amount of Incentive-Based Compensation received by the Covered Person that exceeds the amount of Incentive-Based Compensation that would have been received by the Covered Person had it been determined based on the restated amounts, computed by the Administrator without regard to any taxes paid by the Covered Person and subject to recovery under the Policy.

Financial Reporting Measure

A “Financial Reporting Measure” is any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measure that is derived wholly or in part from such measure. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

Incentive-Based Compensation

“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation is “received” for purposes of this Policy in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of such Incentive-Based Compensation occurs after the end of that period.

Intentional Misconduct

“Intentional Misconduct” means reckless conduct (meaning any highly unreasonable act or omission, constituting an extreme departure from the standards of ordinary care) that is either known to the Covered Person or is so obvious that the Covered Person must have been aware of it; Intentional Misconduct shall not include (i) negligent conduct other than conduct that constitutes gross negligence, or (ii) conduct in good faith and in a manner the Covered Person reasonably believed to be in, or not opposed to, the best interests of the Company; provided, however, any conduct which results in a violation by the Covered Person of any applicable law or regulation, including, without limitation, applicable banking laws, is presumptively deemed to be conduct not in the best interests of the Company.

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